Exhibit 18

March 15, 2016

The Marcus Corporation

100 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Dear Sirs/Madams:

We have audited the consolidated financial statements of The Marcus Corporation and its subsidiaries (the “Company”) as of December 31, 2015, May 28, 2015, and May 29, 2014, and for the 31 week period ended December 31, 2015 and for each of the three years in the period ended May 28, 2015, included in your Transition Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2016, which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the Company changed its fiscal year end from the last Thursday in May to the last Thursday in December. Note 1 to such consolidated financial statements contains a description of the Company’s adoption during the 31 week period ended December 31, 2015 of a change in the Company’s annual goodwill impairment testing date from the last day of the fiscal year ended in May to the last day of the fiscal year ended in December. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin